Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2026 First Quarter Financial Results

•
Power Product Sales Growth
•
Income from Operations Up $8.6 Million
•
Third Straight Quarter of Strong Free Cash Flow and Net Debt Reduction
•
Fiscal 2026 Guidance Affirmed

Chicago, IL – September 9, 2025 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, lighting, and power distribution applications, today announced financial results for the first quarter of fiscal 2026 ended August 2, 2025.

Fiscal First Quarter 2026 Results

•
Net sales were $240.5 million
•
Electric and hybrid vehicle applications were 19% of net sales
•
Income from operations was $1.1 million
•
Pre-tax loss was $6.1 million; adjusted pre-tax loss was $5.1 million
•
Net loss was $10.3 million, or a loss of $0.29 per diluted share
•
Adjusted net loss was $7.8 million, or a loss of $0.22 per diluted share
•
Net cash provided by operating activities was $25.1 million; free cash flow was $18.0 million
•
Total debt of $323.4 million, up from $317.6 million at the end of fiscal 2025
•
Net debt of $202.3 million, down from $214.0 million at the end of fiscal 2025

Management Comments

President and Chief Executive Officer Jon DeGaynor said, “The Methode transformation journey made further progress in the quarter and is firmly on track, as we continued to reduce costs and improve execution. A $9 million increase in operating income on $18 million in lower sales is clear evidence of that progress. Our data center business grew again and remains on pace for a strong year. The overall business delivered strong free cash flow for the third quarter in a row, and we have now reduced our net debt by $41 million over the last three quarters.”

Mr. DeGaynor concluded, “I am very proud of the hard work that the Methode team has put into our transformation, and the progress is tangible. For fiscal 2026, we are affirming our expectation to double EBITDA as a result of our operational improvements despite an approximately $100 million decline in sales driven by lower EV demand.”

Consolidated Fiscal First Quarter 2026 Financial Results

Methode's net sales were $240.5 million, compared to $258.5 million in the same quarter of fiscal 2025. The decrease was mainly due to lower volume in the Automotive segment driven by weaker activity in North America, which was partially offset by higher volume in the Industrial segment driven by power products, including for data center applications, and lighting for off-road equipment. Foreign currency translation increased net sales by $7.4 million as compared to the same quarter of fiscal 2025.

Income from operations was $1.1 million, compared to a loss of $7.5 million in the same quarter of fiscal 2025. Income from operations as a percentage of net sales was 0.5%, compared to negative 2.9% in the same quarter of fiscal 2025. Gross profit was similar to the prior-year quarter despite the lower net sales. The improvement in income from operations was primarily due to $9.6 million in lower selling and administrative expenses than the prior-year quarter due to lower professional fees and compensation expense. Adjusted income from operations, a non-GAAP financial measure, was $2.0 million, compared to a loss of $4.7 million in the same quarter of fiscal 2025. The adjusted income from operations excluded expenses of $0.9 million for restructuring costs and asset impairment charges.

Net loss was $10.3 million or $0.29 per diluted share, compared to a loss of $18.3 million or $0.52 per diluted share in the same quarter of fiscal 2025. Adjusted net loss, a non-GAAP financial measure, was $7.8 million or $0.22 per diluted share, compared to a loss of $10.9 million or $0.31 per diluted share in the same quarter of fiscal 2025. The adjusted net loss excluded a $1.7 million valuation allowance on deferred tax assets, $0.7 million for restructuring costs and asset impairment charges, $0.5 million for the partial write-off of unamortized debt issuance costs, and a $0.4 million net gain on the sale of non-core assets.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $14.7 million or 6.1% of net sales, compared to $5.8 million or 2.2% of net sales in the same quarter of fiscal 2025. Adjusted EBITDA, a non-GAAP financial measure, was $15.7 million, compared to $9.8 million in the same quarter of fiscal 2025. Adjusted EBITDA excluded $0.9 million for restructuring costs and asset impairment charges, $0.6 million for the partial write-off of unamortized debt issuance costs, and a $0.5 million net gain on the sale of non-core assets.

Debt was $323.4 million at the end of the quarter, up from $317.6 million at the end of fiscal 2025. Foreign currency translation drove most of the increase. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $202.3 million, down from $214.0 million at the end of fiscal 2025.

Net cash provided by operating activities was $25.1 million for the quarter, compared to $10.9 million in the same quarter of fiscal 2025. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $18.0 million, compared to a negative $2.7 million in the same quarter of fiscal 2025. The increase in free cash flow was primarily due to improvements in working capital and a reduction in purchases of property, plant and equipment.

Segment Fiscal First Quarter 2026 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2025,

•
Net sales were $106.1 million, down from $134.8 million. Net sales decreased by $28.7 million or 21.3% mostly due to lower volume in North America. Foreign currency translation increased net sales by $3.8 million as compared to the same quarter of fiscal 2025.
•
Loss from operations was $12.5 million, compared to a loss of $5.7 million in the prior year. The higher loss was mainly driven by the lower sales volume in North America, which was partially offset by lower selling and administrative, freight, and warranty expenses.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2025,

•
Net sales were $123.5 million, up from $111.5 million. Net sales increased by $12.0 million or 10.8% driven primarily by higher demand for power products, including for data center applications, and lighting products for off-road equipment, which was partially offset by lower demand for lighting products in the commercial vehicle market. Foreign currency translation increased net sales by $3.6 million as compared to the same quarter of fiscal 2025.

•
Income from operations was $26.5 million, up from $16.9 million. Income from operations was 21.5% of net sales, up from 15.2%. The improvement was driven by the increased sales volume as well as lower selling and administrative and freight expenses.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2025,

•
Net sales were $10.9 million, down from $12.2 million. The decrease was from lower volume of touch panels for appliances.
•
Income from operations was $3.0 million, up from $1.9 million. Income from operations was 27.5% of net sales, up from 15.6%. The increase was due to product sales mix.

Guidance

For fiscal 2026, the company affirmed its previous guidance expectation for net sales to be in a range of $900 to $1,000 million and EBITDA to be in a range of $70 to $80 million with the second half of the fiscal year expected to be higher than the first half.

This guidance is based on the current market outlook based on third party forecasts and customer projections and the current U.S. tariff policy. The guidance is subject to change due to a variety of factors including tariffs, the successful launch of multiple new programs, the ultimate take rates on EV programs, success and timing of cost recovery actions, inflation, global economic instability, supply chain disruptions, transformation and restructuring efforts, potential impairments, any acquisitions or divestitures, and legal matters.

Conference Call

The company will conduct a conference call and webcast tomorrow, September 10, 2025, at 10:00 a.m. CDT to review financial and operational highlights led by its President and Chief Executive Officer, Jon DeGaynor, and Chief Financial Officer, Laura Kowalchik.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through September 24, 2025, by dialing 877-481-4010 and providing passcode 52837. A webcast replay will also be available on the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliances. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Diluted Share, Adjusted Pre-Tax Income (Loss), Adjusted Income (Loss) from Operations, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance, (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•
Dependence on the automotive, commercial vehicle, and construction industries;
•
Timing, quality and cost of new program launches;
•
Changes in electric vehicle (“EV”) demand;
•
Investment in programs prior to the recognition of revenue;
•
Impact from production delays or cancelled orders;
•
Changes in global trade policies, including tariffs;
•
Failure to attract and retain qualified personnel;
•
Impact from inflation;
•
Dependence on the availability and price of materials;
•
Dependence on a small number of large customers;
•
Dependence on our supply chain;
•
Risks related to conducting global operations;
•
Effects of potential catastrophic events or other business interruptions;
•
Ability to withstand pricing pressures, including price reductions;
•
Ability to compete effectively;
•
Our lengthy sales cycle;
•
Risks relating to our use of requirements contracts;
•
Potential work stoppages;
•
Ability to successfully benefit from acquisitions and divestitures;
•
Ability to manage our debt levels;

•
Ability to comply with restrictions and covenants under our credit agreement;
•
Interest rate changes and variable rate instruments;
•
Timing and magnitude of costs associated with restructuring activities;
•
Recognition of goodwill and other intangible asset impairment charges;
•
Risks associated with inventory;
•
Ability to remediate a material weakness in our internal control over financial reporting;
•
Currency fluctuations;
•
Income tax rate fluctuations;
•
Judgments related to accounting for tax positions;
•
Risks associated with litigation and government inquiries;
•
Risks associated with warranty claims;
•
Impact of changing government regulations;
•
Changing requirements by stakeholders on environmental or social matters;
•
Effects of IT disruptions or cybersecurity incidents;
•
Ability to innovate and keep pace with technological changes; and
•
Ability to protect our intellectual property.

Additional details and factors are discussed under the caption “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions, except per-share data)

	Three Months Ended
	August 2, 2025	July 27, 2024
	(13 Weeks)	(13 Weeks)
Net sales	$240.5	$258.5

Cost of products sold	197.0	213.9

Gross profit	43.5	44.6

Selling and administrative expenses	36.6	46.2
Amortization of intangibles	5.8	5.9

Income (loss) from operations	1.1	(7.5)

Interest expense, net	5.9	4.8
Other expense, net	1.3	0.8

Pre-tax loss	(6.1)	(13.1)

Income tax expense	4.2	5.2

Net loss	$(10.3)	$(18.3)

Loss per share:
Basic	$(0.29)	$(0.52)
Diluted	$(0.29)	$(0.52)

Cash dividends per share	$0.07	$0.14

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	August 2, 2025	May 3, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$121.1	$103.6
Accounts receivable, net	215.6	241.0
Inventories	190.9	194.1
Income tax receivable	5.7	4.1
Prepaid expenses and other current assets	15.9	17.1
Total current assets	549.2	559.9
Long-term assets:
Property, plant and equipment, net	224.5	221.6
Goodwill	173.9	172.7
Other intangible assets, net	234.9	238.4
Operating lease right-of-use assets, net	22.1	23.7
Deferred tax assets	37.8	37.8
Pre-production costs	28.7	31.7
Other long-term assets	20.2	20.0
Total long-term assets	742.1	745.9
Total assets	$1,291.3	$1,305.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$123.5	$125.9
Accrued employee liabilities	25.9	32.0
Other accrued liabilities	45.6	50.2
Short-term operating lease liabilities	7.4	7.4
Short-term debt	0.2	0.2
Income tax payable	17.0	17.5
Total current liabilities	219.6	233.2
Long-term liabilities:
Long-term debt	323.2	317.4
Long-term operating lease liabilities	16.8	18.2
Other long-term liabilities	16.7	16.9
Deferred tax liabilities	26.9	26.8
Total long-term liabilities	383.6	379.3
Total liabilities	603.2	612.5
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 36,563,766 shares and 37,151,365 shares issued as of August 2, 2025 and May 3, 2025, respectively	18.3	18.6
Additional paid-in capital	193.3	191.8
Accumulated other comprehensive loss	(23.0)	(29.8)
Treasury stock, 1,346,624 shares as of August 2, 2025 and May 3, 2025	(11.5)	(11.5)
Retained earnings	511.0	524.2
Total shareholders' equity	688.1	693.3
Total liabilities and shareholders' equity	$1,291.3	$1,305.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Three Months Ended
	August 2, 2025	July 27, 2024
	(13 Weeks)	(13 Weeks)
Operating activities:
Net loss	$(10.3)	$(18.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14.9	14.1
Stock-based compensation expense	1.2	2.2
Amortization of debt issuance costs	0.3	0.2
Partial write-off of unamortized debt issuance costs	0.6	1.2
Gain on sale of property, plant and equipment	(0.5)	—
Impairment of long-lived assets	—	0.3
Inventory obsolescence	1.7	2.0
Change in deferred income taxes	0.5	(0.5)
Other	(1.0)	0.3
Changes in operating assets and liabilities:
Accounts receivable	28.3	14.4
Inventories	2.8	(35.1)
Prepaid expenses and other assets	6.2	(5.8)
Accounts payable	(6.2)	32.4
Other liabilities	(13.4)	3.5
Net cash provided by operating activities	25.1	10.9

Investing activities:
Purchases of property, plant and equipment	(7.1)	(13.6)
Proceeds from sale of property, plant and equipment	1.3	—
Net cash used in investing activities	(5.8)	(13.6)

Financing activities:
Taxes paid related to net share settlement of equity awards	(0.4)	(0.5)
Repayments of finance leases	(0.1)	(0.1)
Debt issuance costs	(1.6)	(1.8)
Purchases of common stock	—	(1.6)
Cash dividends	(2.8)	(5.1)
Proceeds from borrowings	78.5	—
Repayments of borrowings	(78.1)	(39.1)
Net cash used in financing activities	(4.5)	(48.2)
Effect of foreign currency exchange rate changes on cash and cash equivalents	2.7	0.7
Increase (decrease) in cash and cash equivalents	17.5	(50.2)
Cash and cash equivalents at beginning of the period	103.6	161.5
Cash and cash equivalents at end of the period	$121.1	$111.3

Supplemental cash flow information:
Cash paid during the period for:
Interest	$4.8	$3.3
Income taxes, net of refunds	$5.7	$3.7
Operating lease obligations	$2.2	$2.3

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions)

	Three Months Ended
	August 2, 2025	July 27, 2024
	(13 Weeks)	(13 Weeks)
EBITDA:
Net loss	$(10.3)	$(18.3)
Income tax expense	4.2	5.2
Interest expense, net	5.9	4.8
Amortization of intangibles	5.8	5.9
Depreciation	9.1	8.2
EBITDA	14.7	5.8
Transformation costs *	—	2.2
Partial write-off of unamortized debt issuance costs	0.6	1.2
Restructuring costs and asset impairment charges	0.9	0.6
Net gain on sale of non-core assets	(0.5)	—
Adjusted EBITDA	$15.7	$9.8

* Represents professional fees related to the Company's cost reduction initiative.

	Three Months Ended
	August 2, 2025	July 27, 2024
	(13 Weeks)	(13 Weeks)
Free Cash Flow:
Net cash provided by operating activities	$25.1	$10.9
Purchases of property, plant and equipment	(7.1)	(13.6)
Free cash flow	$18.0	$(2.7)

	August 2, 2025	May 3, 2025
Net Debt:
Short-term debt	$0.2	$0.2
Long-term debt	323.2	317.4
Total debt	323.4	317.6
Less: cash and cash equivalents	(121.1)	(103.6)
Net debt	$202.3	$214.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions, except per share data)

	Three Months Ended
	August 2, 2025 (13 Weeks)				July 27, 2024 (13 Weeks)
	Income from operations	Pre-tax loss	Net loss	Diluted (loss) income per share	Loss from operations	Pre-tax loss	Net loss	Diluted (loss) income per share
U.S. GAAP (as reported)	$1.1	$(6.1)	$(10.3)	$(0.29)	$(7.5)	$(13.1)	$(18.3)	$(0.52)
Transformation costs	—	—	—	$—	2.2	2.2	1.7	$0.05
Restructuring costs and asset impairment charges	0.9	0.9	0.7	$0.02	0.6	0.6	0.5	$0.01
Partial write-off of unamortized debt issuance costs	—	0.6	0.5	$0.01	—	1.2	0.9	$0.03
Net gain on sale of non-core assets	—	(0.5)	(0.4)	$(0.01)	—	—	—	$—
Valuation allowance on deferred tax assets	—	—	1.7	$0.05	—	—	4.3	$0.12
Non-U.S. GAAP (adjusted)	$2.0	$(5.1)	$(7.8)	$(0.22)	$(4.7)	$(9.1)	$(10.9)	$(0.31)